Pricing Supplement Dated September 16, 1997

(To Prospectus dated  November 1, 1996, and
Prospectus Supplement dated November 7, 1996)

The Charles Schwab Corporation
Medium-Term Notes, Series A
(Fixed Rate)

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Trade Date:     September 16, 1997       Original Issue Date: September 19, 1997
Principal Amount:  $5,000,000            Net Proceeds to Issuer:      $4,968,750
Issue Price:  100%                       Interest Payable: March 1, September 1,
Agent's Discount or Commission: .625%                      and at maturity
Interest Rate:  6.94%                    Agent's Capacity:  X  Principal
                                                           ---
Maturity Date:  September 19, 2007                             Agent
                                                           ---
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Form:                X   Book-Entry
                    ---
                         Certificated
                    ---

Redemption:          X   The Notes cannot be redeemed prior to maturity
                    ---
                         The Notes may be redeemed prior to maturity
                    ---

                  Initial Redemption Date:
                  Initial Redemption Price:
                  Annual Redemption Price Reduction:

Repayment:           X  The Notes cannot be repaid prior to maturity
                    ---
                         The Notes can be repaid prior to maturity at the option of the holder of the note
                    ---

                  Repayment Date:
                  Repayment Price:

Discount Note:           Yes       X   No
                    ---           ---

                  Total Amount of OID:
                  Yield to Maturity:
                  Initial Accrual Period:

Ranking:           X  Senior            Senior Subordinated
                  ---             ---

The second paragraph under the caption "Certain United States Federal Income Tax Consequences" in the Company's Prospectus Supplement dated November 7, 1996 is hereby amended in its entirety to read as follows:

       As used herein,  the term "Holder" means the beneficial  holder of a Note
       (a) that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States fiduciaries have the authority to control all substantial decisions of the trust; or (b) whose income from such Note is treated as effectively connected with such owner's conduct of the United States trade or business. The term Holder also includes certain former citizens and certain former long-term residents of the United States whose interest and gain on the Notes will be subject to United States federal income taxation.
                                                             Morgan Stanley &Co.